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                                  EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

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                                                           THREE MONTHS ENDED
                                                          MARCH 31,   APRIL 5,
                                                             1997       1998
                                                          ---------- ----------
Net Income............................................... $4,557,516 $6,738,015
Basic:
  Weighted average number of shares outstanding.......... 18,400,000 24,446,059
                                                          ---------- ----------
  Basic earnings per share............................... $     0.25 $     0.28
                                                          ========== ==========
Diluted:
  Weighted average number of shares outstanding.......... 18,400,000 25,446,059
  Dilutive effects of stock options using the treasury
   stock method..........................................         --    736,710
                                                          ---------- ----------
                                                          18,400,000 25,182,769
                                                          ---------- ----------
Diluted earnings per share............................... $     0.25 $     0.27
                                                          ========== ==========
Proforma net income...................................... $2,872,516
Weighted average number of shares outstanding............ 18,400,000
                                                          ----------
Basic and diluted earnings per share..................... $     0.16
                                                          ==========
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